ASSIGNMENT OF OIL AND GAS LEASE

Date: The date of execution hereinafter set forth.

Assignor: Sundial Resources, Inc., a Texas corporation

Assignor's Address: P.O. Box 1207
Graham, Texas 76450

Assignee: Texas Energy, Inc.

Assignee's Address: 14255 U.S. Highway 1, Suite 209
Juno Beach, Florida 33408

Consideration: Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor.

Interest Conveyed: One hundred percent (100%) working interest which is eighty percent (80%) net revenue interest

Property: The following Oil and Gas Leases, (hereinafter referred to as Oil and Gas Lease) covering the following described lands situated in Young County, Texas:

MEDLEN LEASE: The Southwest One-Fourth (SW ¼) of T. E. & L. Company Survey No. 244, Abstract No. 491, containing 80 acres more or less, in Young County, Texas. As recorded in Young County Deed Records Volume 496, Pages 407, 410, 413, 416, 418, 421, 424, 427, 430, 433, 436, 442, 445, and 447.

Conveyance Subject to: The interest conveyed herein is expressly subject to the following:

(1) All terms and provisions of the Oil and Gas Lease or Leases hereinabove described.

(2) All terms and provisions of all assignments of record affecting the property, but only insofar as the same are valid, subsisting, and properly of record.

(3) All operating agreements pertaining to the Oil and Gas Lease whether of record or not.

(4) All matters appearing of record in Young County, Texas, that affect the above described Oil and Gas Lease and property, but only insofar as the same are valid, subsisting, and properly of record.

(5) By acceptance of this assignment, Assignee shall and does assume full liability and responsibility from and after the effective date of the assignment for the well located on the lands covered by the Oil and Gas Lease, insofar as herein assigned, and for operating and/or plugging and abandoning any such wells, and for performing any surface restoration deemed necessary. Assignee shall and does indemnify and save Assignor harmless from and after the effective date of the assignment from and against any and all losses, claims, suits, liability and expenses of any type whatsoever arising our of or associated with Assignor's or Assignor's predecessors in title and with Assignee's operations on the lands herein assigned, including, but not limited to, the plugging and abandonment of any such wells, as well as all obligations for, and any charges made for, the restoration of the surface, as may be required.

(6) By acceptance of this assignment, Assignee unconditionally releases Assignor from and against any and all liability, known and unknown, for any environmental damage, pollution, or contamination to the lands herein assigned, whether existing prior to or after the effective date of this assignment. Assignee shall protect, defend, indemnify and hold Assignor and Assignor's heirs, personal representatives, successors and assigns, harmless from and against any and all claims, losses, demands, suits, causes of action, judgments, decrees, penalties, fines, sanctions, expenses and costs (including, but not limited to, reasonable attorney's fees and Court costs) of whatever kind or nature including, but not limited to, claims known or unknown for environmental damage, pollution or contamination to the lands herein assigned made by any person, entity, or governmental agency whether existing prior to or after the effective date of the assignment and without regard to negligence of Assignor.

(7) This assignment if effective for all purposes as of March 9, 2006, at 7:00 a.m., Central Standard Time. All production prior to that date attributable to the interest assigned shall be the property of Assignor and all operating expenses connected therewith incurred prior to that date shall be paid by Assignor. All production on or after the effective date attributable to the interest assigned shall be the property of Assignee and all operating expenses connected therewith incurred on or after that date shall be paid by Assignee. All oil in storage above the pipeline connection as gauged on March 9, 2006 at 7:00 a.m., Central Standard Time, shall be the property of Assignor.

The interests and property described herein are sold, assigned and accepted by Assignee in their 'where is, as is' condition without any warranties whatsoever, express, implied or statutory, of marketability, quality, condition, merchantability and/or fitness for a particular purpose or use, all of which are expressly disclaimed. To that extent required to be operative, the disclaimers of certain warranties contained in this section are "conspicuous" disclaimers for the purposes of any applicable law, rule or order.

Assignor, for the considerations and subject to the matters set forth hereinabove, ASSIGNS AND CONVEYS unto Assignee the property, together with all personal property and equipment used or obtained for use in connection therewith.

TO HAVE AND TO HOLD said interest unto Assignee and Assignee's heirs, personal representatives, successors and assigns, forever. The Assignment is made, executed and delivered without warranty of title, express or implied, but Assignee and Assignee's heirs, personal representatives, successors and assigns are and shall be subrogated to all warranties in favor of Assignor, insofar as the interest herein assigned. Assignee assumes the obligation for all ad valorem taxes or other governmental obligations as to the property hereby conveyed.

When the context requires, singular nouns and pronouns include the plural.

EXECUTED on this 9 day of March, 2006, but to be effective as of March 9, 2006, at 7:00 a.m., Central Standard Time, regardless of the date of execution or acknowledgment.

David Barrett

David Barrett, Registered Agent of
Sundial Resources, Inc.

STATE OF TEXAS *
*
COUNTY OF YOUNG *

This instrument was acknowledged before me on the 9 day of March, 2006, by David Barrett, Registered Agent of Sundial Resources, Inc., by and for the same.

NOTARY PUBLIC STATE OF TEXAS
[illegible]
My Commission Expires
[illegible]

[signature]
Notary Public, State of Texas